Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), entered into as of July 30, 2013, confirms the following understandings and agreements between Weight Watchers International, Inc. (collectively with its subsidiaries, the “Company”) and David P. Kirchhoff (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1. Resignation from Offices; Transition Period.

(a) The Company hereby acknowledges your resignation from employment with the Company effective as of the close of business on August 30, 2013 (the “Resignation Date”). In addition, the Company hereby acknowledges your resignation, effective as of the date hereof, from your position as (i) Chief Executive Officer of the Company, (ii) a member of the Board of Directors of the Company (the “Board”), and (iii) an officer or director in any other capacity for the Company.

(b) During the period commencing on the date hereof and ending on the Resignation Date (the “Transition Period”), notwithstanding your resignation of positions and offices as provided in subparagraph (a) above, you shall remain an employee of the Company at your current office location, assisting the Company in the transition of your positions and offices to a newly appointed Chief Executive Officer, as reasonably directed by the Board. During the Transition Period you will continue to be paid the same base salary as in effect immediately prior to your execution of this Agreement, and you shall continue to be entitled to participate in all employee benefit plans to which you are currently participating (to the extent such benefits continue to be offered to similarly situated Company employees), in accordance with the terms of such plans, as they may be in effect from time to time. Notwithstanding anything herein, your employment with the Company during the Transition Period is, and shall remain, “at-will,” meaning that both you and the Company have the right to terminate your employment with the Company at any time, for any reason, with or without notice, subject to the terms of this Agreement; provided, however, that if the Company hereafter terminates your employment other than for Cause (as defined below) prior to the expiration of the Transition Period, the Company shall pay you (i) an amount equivalent to the base salary that you would have earned between the date of such termination and the expiration of the Transition Period, and (ii) the Separation Payments contemplated by paragraph 2 below, subject to the conditions described therein. As used in this Agreement, the term Cause shall have the meaning set forth in the Terms and Conditions for Employee Stock Awards applicable to your Equity Awards.

(c) Unless terminated earlier pursuant to subparagraph (b) above, your termination of employment with the Company shall be effective on the close of business on the Resignation Date (such date, or such earlier date of termination, hereinafter referred to as the “Separation Date”), and from and after the Separation Date you will not represent yourself as being an employee, officer, agent or representative of the Company.

2. Separation Payments.

(a) The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein. In connection with your separation from employment with the Company, you will receive (i) any accrued but unpaid base salary through the Separation Date, to be paid on the next regularly scheduled payroll date immediately following the Separation Date, (ii) reimbursement for any properly submitted, but unreimbursed, business expenses incurred on or prior to the Separation Date and in accordance with the Company’s expense policy (to be eligible for such reimbursement, you must submit any such expenses within forty five (45) days of the Separation Date), and (iii) payment for any accrued but unused vacation time in accordance with the Company’s vacation policy. In addition, you will be entitled to receive vested benefits provided under any employee benefit plans maintained by the Company and in which you participate (excluding any employee benefit plan providing severance or similar benefits), in each case, in accordance with the terms of such plan and applicable law.

(b) As of the Separation Date, all Company equity awards, including, stock options and restricted stock units granted to you that are outstanding as of the Separation Date (“Equity Awards”) that did not vest on or prior to the Separation Date shall be cancelled without payment therefor. With respect to vested Equity Awards, such awards shall continue to be governed by the terms of the applicable equity plan, including the Weight Watchers International, Inc. 2004 Stock Incentive Plan or the Weight Watchers International, Inc. 2008 Stock Incentive Plan (each as amended from time to time), and any other agreements executed thereunder and the Company’s corresponding Terms and Conditions for Employee Stock Awards and the Term Sheets for the same, as applicable, including without limitation, any restrictive covenants contained therein and applicable to such Equity Awards.

(c) Subject to (i) your employment during the Transition Period not being terminated for Cause, (ii) your continued compliance with the terms of this Agreement, and (iii) your executing the Release Agreement (the “Bring-Down Release”), attached hereto as Exhibit A, following the termination of your employment but on or prior to the expiration of the Review Period (as such term is defined in the Bring-Down Release), and subject to such Bring-Down Release becoming effective in accordance with its terms on the Release Effective Date (as such term is defined in the Bring-Down Release), the Company will provide you with the following payments and benefits (collectively, the “Consideration”):

(i) A lump sum payment in an amount equal to $2,000,000 (representing two (2) times your current base salary) (at an annual rate of $1,000,000), to be paid on the first regular payroll date following the Separation Date;

(ii) Provided you make the necessary election, payment for your continued health coverage under the Company-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act during the eighteen (18) month period following the Separation Date, or such shorter period of time if you obtain alternative health coverage from another employer; you agree to notify the Company of any such alternative health coverage promptly upon the commencement of such coverage;

(iii) Reimbursement of your reasonable legal fees and expenses incurred in connection with your negotiation of this Agreement up to an amount equal to $9,000. Such reimbursement shall be made within ten (10) days following your execution of this Agreement;

(iv) Executive outplacement services (including executive coaching services) with an outplacement or coaching firm of your choice for up to one (1) year and up to a maximum cost to the Company of $25,000; and

(v) The retention of your Company-issued laptop computer.

(d) Notwithstanding the foregoing, in the event that any regular payroll date occurs prior to the Release Effective Date (as defined in the Bring-Down Release), any amount that would otherwise have been payable as a result of subparagraph (c) above shall be deferred and paid together with the regular salary installment on the first regular payroll date following the Release Effective Date.

(e) You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are being made in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

(f) You acknowledge that the Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as may be required by law.

3. Release and Waiver of Claims.

(a) The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) For and in consideration of the payments and benefits described in paragraph 1 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company together with its current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the

Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall be a release of waiver of: (i) your right to enforce this Agreement, including any rights with respect to payment of amounts and provision of benefits under this Agreement, (ii) any claims that cannot be waived by law; (iii) your right of indemnification by virtue of your service as an officer or Director, whether by agreement, common law, statute or pursuant to the Company’s Certificate of Incorporation, as amended to date, or (iv) your right to coverage under any D&O policies maintained by the Company or its affiliates.

(d) You acknowledge and agree that by virtue of the foregoing, you have waived any relief available (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 3. Therefore you agree you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

4. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) Are able to read the language, and understand the meaning and effect, of this Agreement;

(b) Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c) Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d) Acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e) Had a reasonable period of time in which to review and consider this Agreement;

(f) Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(g) Have signed this Agreement knowingly and voluntarily.

5. No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit regarding any of the claims released herein against any of the Company. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.

6. Affirmative Covenants.

(a) The parties agree that the Covenant Not to Compete, Confidentiality Information, No Raid, and Specific Performance provisions (regardless of how such clauses may be entitled) contained in the various Terms and Conditions for Employee Stock Awards applicable to any Equity Awards are incorporated as if fully set out herein; provided, however, that (i) to the extent that any applicable period of restriction would, by its terms, expire on or prior to the expiration of the twenty four (24) month anniversary of the Separation Date, such period shall be amended such that any applicable restrictions shall continue through the twenty four (24) month anniversary of the Separation Date; provided that after the twelve (12) month anniversary of the Separation Date, you may elect to reduce such restriction period by providing the Company written notice of such election, and returning to the Company an amount equal to $2,000,000 multiplied by a fraction, the numerator which equals the number of months that would otherwise remain in such restriction period (absent such election), and the denominator of which equals 12; provided, further, that if such election occurs prior to the eighteen (18) month anniversary of the Separation Date, upon such election the Company shall have no further obligation to provide the benefits described in Section 2(c)(ii) hereof.

(b) You shall refrain at all times after the Separation Date from making any oral or written statements to third parties about the Company or any of its affiliates, or any of such entities’ officers, employees, agents, or representatives that are disparaging, slanderous, libelous, or defamatory. The officers and directors of the Company shall refrain at all times after the Separation Date from making any oral or written statements to third parties about you that are disparaging, slanderous, libelous, or defamatory. The obligations under this paragraph 5(b) shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

(c) Without limiting any other remedy available to the Company, in the event you breach any material respect any of the provisions of this Section 6, the Company’s obligations to provide you the Consideration shall cease, and you will promptly return to the Company, following receipt of written notice demanding such, the portion of any amounts paid to you pursuant to Section 2(c) hereof through the date of such demand (the “Demand Date”), determined by taking the aggregate amount paid through the Demand Date and multiplying it by a fraction, the numerator of which equals twenty four (24) minus the number of whole months that have elapsed from the Separation Date through the Demand Date, the denominator of which equals twenty four (24). To the extent the Company is forced to seek enforcement of its right to payment under this paragraph, you agree to reimburse the Company for all reasonable costs and expenses, including attorneys’ fees.

7. Cooperation.

(a) You agree that you will provide reasonable cooperation to the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. In consideration for your compliance with this paragraph, the Company agrees to (i) reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company, and (ii) pay to you, for any cooperation provided by you more than twelve (12) months after the Separation Date, a per diem payment of $500 per hour of cooperation. The Company agrees that any requests for cooperation shall take into account and accommodate your employment obligations following the Separation Date.

(b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will give prompt notice of such request to the Company’s Chief Financial Officer and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8. Return of Property. Except as otherwise provided in Section 2(c)(v), you agree that you will promptly return to the Company all property belonging to the Company, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, smart phone, beeper, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code.

9. D&O Insurance. The Company hereby covenants and agrees that the Company shall maintain in full force and effect directors and officers liability insurance from established and reputable insurers for a period of no less than six (6) years following the Separation Date which shall provide you coverage to the same extent that such coverage is then maintained for officers or directors of the Company in active service.

10. Press Release. The Company shall issue a press release concerning your resignation and the subject matter of this Agreement in a form mutually agreed to by you and the Company as soon as practicable on or after the date hereof. Neither the Company or you shall make any public announcement or statement that is inconsistent with or contrary to the statements made in such press release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

11. Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

12. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

13. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or the Company.

14. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

15. 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements). Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this paragraph. To the extent that any reimbursement, fringe benefit, or other similar arrangement provided herein provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

16. Company Claims. The Company represents and warrants that, as of the date of the execution of this Agreement, it has no knowledge of any facts or circumstances that give rise or could give rise to any claims against you under any applicable law.

17. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. IN THE EVENT THAT YOU OR THE COMPANY BREACHES ANY PROVISION OF THIS AGREEMENT, YOU AND THE COMPANY AFFIRM THAT EITHER MAY INSTITUTE AN ACTION TO SPECIFICALLY ENFORCE ANY TERM OF THIS AGREEMENT. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE RESOLUTION OF ANY DISPUTE REGARDING OR ARISING OUT OF THIS AGREEMENT. ANY CLAIM SHALL BE HEARD BY A JUDGE OF THAT COURT, WITHOUT A JURY. IF ANY PROVISION OF THIS AGREEMENT IS DECLARED ILLEGAL OR UNENFORCEABLE BY ANY COURT OF COMPETENT JURISDICTION, THE PARTIES AGREE THE COURT SHALL HAVE THE AUTHORITY TO MODIFY, ALTER OR CHANGE THE PROVISION(S) IN QUESTION TO MAKE THE AGREEMENT LEGAL AND ENFORCEABLE. IF THIS AGREEMENT CANNOT BE MODIFIED TO BE ENFORCEABLE, EXCLUDING THE GENERAL RELEASE LANGUAGE, SUCH PROVISION SHALL IMMEDIATELY BECOME NULL AND VOID, LEAVING THE REMAINDER OF THIS AGREEMENT IN FULL FORCE AND EFFECT. IF THE GENERAL RELEASE LANGUAGE IS FOUND TO BE ILLEGAL OR UNENFORCEABLE, YOU AGREE TO EXECUTE A BINDING REPLACEMENT RELEASE OR, IF REQUESTED BY THE COMPANY, TO RETURN THE MONIES PAID PURSUANT TO THIS AGREEMENT OR TO APPLY THE CONSIDERATION AS A SET-OFF TO ANY CLAIM OR RELIEF.

*        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:	/s/ Raymond Debbane
Title:	Chairman

/s/ David P. Kirchhoff
David P. Kirchhoff

EXHIBIT A

to

Separation Agreement

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in my Separation Agreement, dated July 30, 2013, and to which this Release is attached as an Exhibit (the “Separation Agreement”).

I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

For and in consideration of the foregoing, the Consideration and other payments and benefits described in the Separation Agreement, and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, and any other member of the Company Group, together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which I had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or otherwise, whether for (by way of example only) tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law, rule or regulation, or the common law, dealing with employment, including, but not limited to, discrimination in employment based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

I acknowledge and agree that as of the date of the execution of this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims, including any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i) any claim by me to enforce the terms of this Release or the Separation Agreement, including any rights with respect to payment of amounts and provision of benefits under the Separation Agreement, (ii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement, or (iii) my right of indemnification and D&O coverage by virtue of my service as an officer, whether by agreement, common law, statute or pursuant to the Company’s Certificate of Incorporation, as amended to date.

I acknowledge and agree that by virtue of the foregoing, I have waived any relief available (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release. Therefore I agree not to accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release.

I represent and warrant that I have not previously filed any complaint, charge or lawsuit regarding any of the claims released herein against any of the Company Parties.

I expressly acknowledge and agree that I:

•	Am able to read the language, and understand the meaning and effect, of this Release;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug or chemical of any type in entering into this Release;

•

Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;

•	Acknowledge that but for my execution of this Release, I would not be entitled to the Consideration;

•	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

•

Had or could have until twenty one days following my receipt of this Release (the “Review Period”) in which to review and consider this Release, and that if I execute this Release prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Was advised to consult with my attorney regarding the terms and effect of this Release; and

•	Have signed this Release knowingly and voluntarily.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Financial Officer. To be effective, such revocation must be received by the Company on or prior to the seventh (7th) calendar day following the execution of this Release. Provided that the Release of Claims is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and the will have any obligations to pay me the Consideration.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, assigns and successors. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

THIS RELEASE SHALL BE GOVERNED AND CONFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE RESOLUTION OF ANY DISPUTE REGARDING OR ARISING OUT OF THIS RELEASE. ANY CLAIM SHALL BE HEARD BY A JUDGE OF THAT COURT, WITHOUT A JURY. IF THIS RELEASE IS DECLARED ILLEGAL OR UNENFORCEABLE BY ANY COURT OF COMPETENT JURISDICTION, I AGREE TO EXECUTE A BINDING REPLACEMENT RELEASE OR, IF REQUESTED BY THE COMPANY, TO RETURN THE MONIES PAID PURSUANT TO THE SEPARATION AGREEMENT OR TO APPLY THE CONSIDERATION AS A SET-OFF TO ANY CLAIM OR RELIEF.

David P. Kirchhoff
Dated:

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